Exhibit 4.22
AMENDMENT NO. 16 TO
AMENDED AND RESTATED CREDIT AGREEMENT
     This Amendment No. 16 to Amended and Restated Credit Agreement (this “Amendment”), dated as of November 29, 2006, is entered into by and between SIFCO INDUSTRIES, INC. (the “Borrower”) and NATIONAL CITY BANK (the “Bank”) for the purposes amending and supplementing the documents and instruments referred to below.
WITNESSETH:
          WHEREAS, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended from time to time (as amended, the “Credit Agreement” providing for $6,000,000 of revolving credits; all terms used in the Credit Agreement being used herein with the same meaning); and
          WHEREAS, Borrower and Bank desire to further amend certain provisions of the Credit Agreement to, among other things, amend and/or waive certain financial covenants applicable thereto;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
SECTION I — Amendments to Credit Agreement
          Subsection 3B.03 of the Credit Agreement is hereby amended in its entirety to read as follows:
3B.03 EBITDA — Borrower shall not, at the end of each EBITDA Measurement Period, permit the aggregate of the Reporting Group’s Net Income for that period, plus the Reporting Group’s interest expense for that period, plus the Reporting Group’s federal, state, and local income tax expense, if any, for that period, plus the Reporting Group’s depreciation and amortization charges for that period, minus (plus) Ireland profit (loss) before taxes and Ireland depreciation expense for that period, minus the Reporting Group’s foreign currency translation adjustment to fall below the following amounts for the EBITDA Measurement Periods ending on the following dates:

10/31/06	$2,000,000.00
11/30/06	$2,300,000.00
12/31/06	$2,600,000.00
01/31/07	$3,000,000.00
02/28/07 and thereafter	$3,400,000.00
Each “EBITDA Measurement Period” shall be a period of twelve (12) consecutive monthly fiscal periods of Borrower ending on the last day of the twelfth such period; EXCEPT that the EBITDA Measurement Periods ending in 2006 shall consist of the period from January 1, 2006 through and including that date. Commencing with the EBITDA Measurement Period ending January 31, 2007, the EBITDA Measurement Period shall be the previous twelve (12) months. Borrower shall provide Bank with its EBITDA figure on a monthly basis within fifteen (15) days of month end.
If Borrower is in compliance with this covenant (commencing with the EBITDA Measurement Period ending February 28, 2007), the definition of “EBITDA Measurement Period” shall change to a period of four (4) consecutive quarterly fiscal periods of Borrower ending on the last day of the fourth such period, and Borrower shall provide Bank with its EBITDA figure on a quarterly basis within fifteen (15) days of quarter end.
SECTION II — Waiver
          Bank hereby waives all violations of section 3B.03 of the Credit Agreement, captioned EBITDA, which occurred prior to the date hereof. The execution, delivery and effectiveness of this Amendment and the specific waiver set forth herein shall not operate as a waiver of any other right, power or remedy of Bank under the Credit Agreement or constitute a continuing waiver of any kind.

SECTION III — Representations and Warranties
          Borrower hereby represents and warrants to Bank, to the best of Borrower’s knowledge, that
A.	none of the representations and warranties made in the Credit Agreement or any Related Writing, (collectively, the “Loan Documents”) has ceased to be true and complete in any material respect as of the date hereof; and

B.	as of the date hereof no “Default” has occurred that is continuing under the Loan Documents.
SECTION IV — Acknowledgments Concerning Outstanding Loans
          Borrower acknowledges and agrees that, as of the date hereof, all of Borrower’s outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank’s parent company and with any subsidiary or affiliate company of such Bank or of such Bank’s parent company.
SECTION V — References
          On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Loan Documents, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Documents or constitute a waiver of any provision of the Loan Documents except as specifically set forth herein.
SECTION VI — Counterparts and Governing Law
          This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.
          IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

SIFCO INDUSTRIES, INC.		NATIONAL CITY BANK

By:	/s/ Frank Cappello	By:	/s/ Christian S. Brown

Name:	Frank Cappello	Name:	Christian S. Brown
Title:	V.P. Finance and CFO	Title:	Vice President

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